Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 19, 2014, Mallinckrodt plc ("the Company") completed its acquisition of Cadence Pharmaceuticals, Inc. ("Cadence"), pursuant to the terms of an Agreement and Plan of Merger ("the Merger Agreement") dated February 10, 2014. Pursuant to the Merger Agreement, the Company acquired all of the outstanding common stock of Cadence for total consideration of $14.00 per share in cash, or approximately $1.3 billion. The acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility. For further information on the Merger Agreement, refer to Exhibit 2.1 included in the Company's Current Report on Form 8-K filed with the United States Securities and Exchange Commission ("the SEC") on February 11, 2014. For further information on credit agreement governing the senior secured term loan credit facility, refer to Exhibit (b)(3) of the Company's Schedule TO/A filed with the SEC on March 19, 2014.
On June 28, 2013, the Company completed its legal separation from Covidien plc ("Covidien"), when Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc ("the Separation"). In connection with the Separation, Mallinckrodt International Finance S.A. ("MIFSA") issued $300.0 million aggregated principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023. The Company's historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company's fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013.
The fiscal year of the Company ends on the last Friday in September and the fiscal year of Cadence ends on December 31. The following unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 is prepared based on (i) the historical consolidated and combined statement of income of the Company for the fiscal year ended September 27, 2013 and (ii) the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013. The following unaudited pro forma condensed and combined statement of income for the three months ended December 27, 2013 is prepared based on (i) the historical condensed consolidated statement of operations of the Company for the three months ended December 27, 2013 and (ii) the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013. The following unaudited pro forma condensed combined balance sheet is prepared based on (i) the historical condensed consolidated balance sheet of the Company as of December 27, 2013 and (ii) the historical balance sheet of Cadence as of December 31, 2013. For further information on historical Cadence financial information, refer to Note 4 of Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
The following unaudited pro forma condensed combined financial information has been prepared to reflect the acquisition and related financing, as well as the Separation, related financing and related tax impact of changes in internal capital structure, and is provided for information purposes only. The unaudited pro forma condensed combined statements of income assume that the transactions were completed as of September 29, 2012. The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results that would have been achieved had the Separation or acquisition been completed as of September 29, 2012, nor is it intended to project the future financial results of the Company after the acquisition. The unaudited pro forma condensed combined balance sheet assumed that the acquisition was completed on December 27, 2013. The unaudited pro forma condensed combined balance sheet does not necessarily reflect what the Company's financial position would have been had the acquisition been completed on December 27, 2013, or for any future or historical period. The unaudited pro forma condensed combined financial information has been prepared using certain assumptions, as described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisition or revenue growth that may be anticipated. These unaudited pro forma condensed combined financial statements and related notes should be read in conjunction with the historical financial statements of the Company and of Cadence included in their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Fiscal Year Ended September 27, 2013
(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Mallinckrodt Separation Pro Forma Adjustments		Cadence Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$2,204.5	$94.4	$—		$—		$2,298.9
Cost of sales	1,179.6	42.7	—		159.2	d, e	1,381.5
Gross profit	1,024.9	51.7	—		(159.2)		917.4

Selling, general and administrative expenses	609.9	90.8	—		2.1	e, f	702.8
Research and development expenses	165.7	5.8	—		—		171.5
Separation costs	74.2	—	(68.9)	a	—		5.3
Restructuring charges, net	33.2	—	—		—		33.2
Gain on divestiture	(2.9)	—	—		—		(2.9)
Operating income (loss)	144.8	(44.9)	68.9		(161.3)		7.5

Interest expense	(19.5)	(4.4)	(21.2)	b	(46.6)	g	(91.7)
Interest income	0.3	0.1	—		—		0.4
Other income, net	0.8	7.6	—		—		8.4
Income (loss) from continuing operations before income taxes	126.4	(41.6)	47.7		(207.9)		(75.4)

Provision for income taxes	68.6	—	(31.3)	c	(114.7)	h	(77.4)
Income (loss) from continuing operations	$57.8	$(41.6)	$79.0		$(93.2)		$2.0

Earnings per share from continuing operations:
Basic	$1.00						$0.03
Diluted	$1.00						$0.03

Weighted-average shares outstanding:
Basic	57.7						57.7
Diluted	57.8						57.8

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended December 27, 2013
(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Cadence Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$540.2	$35.3	$—		$575.5
Cost of sales	284.6	11.9	39.5	d, e	336.0
Gross profit	255.6	23.4	(39.5)		239.5

Selling, general and administrative expenses	146.2	24.4	0.8	e	171.4
Research and development expenses	39.0	2.0	—		41.0
Separation costs	2.2	—	—		2.2
Restructuring charges, net	8.0	—	—		8.0
Gains on divestiture and license	(12.9)	—	—		(12.9)
Operating income (loss)	73.1	(3.0)	(40.3)		29.8

Interest expense	(9.8)	(1.1)	(11.5)	g	(22.4)
Interest income	0.3	—	—		0.3
Other expense, net	(0.6)	—	—		(0.6)
Income (loss) from continuing operations before income taxes	63.0	(4.1)	(51.8)		7.1

Provision for income taxes	16.6	—	(26.0)	h	(9.4)
Income (loss) from continuing operations	$46.4	$(4.1)	$(25.8)		$16.5

Earnings per share from continuing operations:
Basic	$0.80				$0.29
Diluted	$0.79				$0.28

Weighted-average shares outstanding:
Basic	57.8				57.8
Diluted	58.4				58.4

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 27, 2013
(in millions)

	Historical Mallinckrodt	Historical Cadence	Cadence Acquisition Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$287.8	$55.1	$(137.6)	a	$205.3
Accounts receivable, net	396.8	9.3	—		406.1
Inventories	428.9	8.6	12.4	b	449.9
Prepaid expenses and other current assets	295.3	4.9	175.4	c	475.6
Total current assets	1,408.8	77.9	50.2		1,536.9
Property, plant and equipment, net	997.3	2.1	—		999.4
Goodwill	532.0	—	290.8	d	822.8
Intangible assets, net	413.3	10.7	1,289.3	e	1,713.3
Other assets	218.0	0.1	32.9	f, g	251.0
Total Assets	$3,569.4	$90.8	$1,663.2		$5,323.4

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$1.4	$10.8	$(1.0)	f	$11.2
Accounts payable	144.5	7.7	1.5	h	153.7
Accrued and other current liabilities	408.1	18.2	—		426.3
Total current liabilities	554.0	36.7	0.5		591.2
Long-term debt	918.0	18.5	1,268.5	f	2,205.0
Pension and other postretirement benefits	105.9	—	—		105.9
Deferred income taxes	317.3	—	473.5	c	790.8
Other liabilities	364.9	0.8	(0.8)	f	364.9
Total Liabilities	2,260.1	56.0	1,741.7		4,057.8
Shareholders' Equity:
Preferred shares	—	—	—		—
Ordinary shares	11.6	—	—		11.6
Ordinary shares held in treasury at cost	(0.9)	—	—		(0.9)
Additional paid-in capital	1,110.8	506.8	(506.8)	i	1,110.8
Retained earnings (accumulated deficit)	79.1	(472.0)	428.3	i, j	35.4
Accumulated other comprehensive income	108.7	—	—		108.7
Total Shareholders' Equity	1,309.3	34.8	(78.5)		1,265.6
Total Liabilities and Shareholders' Equity	$3,569.4	$90.8	$1,663.2		$5,323.4

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in millions, except per share data and where indicated)

1.	Description of Transaction
On March 19, 2014, the Company acquired all of the outstanding common stock of Cadence, a biopharmaceuticals company focused on commercializing products principally for use in the hospital setting, for total consideration of $14.00 per share in cash, or approximately $1.3 billion. The acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility. Cadence's sole product, OFIRMEV® (acetaminophen injection) ("Ofirmev"), is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The acquisition of Cadence adds a growth product to the Company's Specialty Pharmaceuticals product portfolio and provides the Company an opportunity to expand its reach into the adjacent hospital market, in which Cadence established a strong presence.
On June 28, 2013, the Company completed its legal separation from Covidien, when Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc. In connection with the Separation, MIFSA issued $300.0 million aggregated principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023.

2.	Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based on the historical financial information of the Company and of Cadence, as previously provided in or derived from the respective company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The unaudited pro forma condensed combined statements of income for the fiscal year ended September 27, 2013 and the three months ended December 27, 2013 assume the acquisition occurred on September 29, 2012. The unaudited pro forma condensed combined balance sheet as of December 27, 2013 assumes that the acquisition occurred on December 27, 2013.
The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of income are based on items that are directly attributable to the acquisition and related financing, as well as the Separation, related financing and related tax impact of changes in internal capital structure, are factually supportable and are expected to have a continuing impact on the results of operations of the Company. The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the acquisition and related financing and are factually supportable. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described further in Note 5 and Note 6, that management believes are reasonable. Actual results may differ from the information presented by the unaudited pro forma condensed combined financial statements (including the assumptions contained within the unaudited pro forma condensed combined financial statements).
The acquisition has been accounted for using the acquisition method of accounting, with the Company identified as the acquirer. Under the acquisition method of accounting, the Company will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill. At this time, the valuation analysis and calculations necessary to arrive at the final estimates of the fair market value of Cadence assets acquired and liabilities assumed have not yet been finalized. As such, the assets and liabilities presented within the unaudited pro forma condensed combined financial information should be treated as preliminary values, and actual results may differ significantly from the information presented. Additionally, this unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisition or revenue growth that may be anticipated, all of which may have a material impact on the Company's results of operations following the acquisition.

3.	Purchase Price Allocation
The following preliminary allocation of the Cadence purchase price is based on the Company's preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Cadence, and is prepared using the historical book value of Cadence assets and liabilities as of December 31, 2013. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of March 19, 2014, the date of the acquisition. The final determination of the purchase price allocation may be significantly different than the preliminary estimates used in this unaudited pro forma condensed combined financial information.

Total consideration	$1,329.2

Allocated to:
Cash and cash equivalents	$25.0
Inventory	21.0
Intangible assets	1,300.0
Goodwill	290.8
Other assets	16.6
Deferred tax liabilities, net	(298.2)
Other liabilities	(26.0)
Net assets acquired	$1,329.2

4.	Historical Cadence
Financial information presented in the "Historical Cadence" column of the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 represents the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the statement of operations for the nine months ended September 30, 2013 as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Three Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
Revenues:
Product revenue, net	$50.1	$33.0	$17.1	$77.2	$94.3
License revenue	0.1	—	0.1	—	0.1
Total net revenues	50.2	33.0	17.2	77.2	94.4
Costs and expenses:
Cost of product sales	23.4	16.0	7.4	26.3	33.7
Amortization of patent license	1.3	1.0	0.3	1.0	1.3
Research and development	6.5	5.4	1.1	4.7	5.8
Selling, general and administrative	86.8	66.8	20.0	70.3	90.3
Impairment of long-lived assets	7.7	—	7.7	—	7.7
Other	1.1	—	1.1	(0.6)	0.5
Total costs and expenses	126.8	89.2	37.6	101.7	139.3
Loss from operations	(76.6)	(56.2)	(20.4)	(24.5)	(44.9)
Other income (expense):
Interest income	0.1	0.1	—	0.1	0.1
Interest expense	(4.4)	(3.3)	(1.1)	(3.3)	(4.4)
Other income	—	—	—	7.6	7.6
Total other income (expense), net	(4.3)	(3.2)	(1.1)	4.4	3.3
Loss before income tax	(80.9)	(59.4)	(21.5)	(20.1)	(41.6)
Net loss	$(80.9)	$(59.4)	$(21.5)	$(20.1)	$(41.6)

The financial information presented in the "Historical Cadence" column of the unaudited pro forma condensed combined statement of income for the three months ended December 27, 2013 represents the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, as follows:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2013	Three Months Ended December 31, 2013
Revenues:
Product revenue, net	$110.5	$77.2	$33.3
License revenue	2.0	—	2.0
Total net revenues	112.5	77.2	35.3
Costs and expenses:
Cost of product sales	37.9	26.3	11.6
Amortization of patent license	1.3	1.0	0.3
Research and development	6.7	4.7	2.0
Selling, general and administrative	94.5	70.3	24.2
Impairment of long-lived assets	—	—	—
Other	(0.4)	(0.6)	0.2
Total costs and expenses	140.0	101.7	38.3
Loss from operations	(27.5)	(24.5)	(3.0)
Other income (expense):
Interest income	0.1	0.1	—
Interest expense	(4.4)	(3.3)	(1.1)
Other income	7.6	7.6	—
Total other income (expense), net	3.3	4.4	(1.1)
Loss before income tax	(24.2)	(20.1)	(4.1)
Net loss	$(24.2)	$(20.1)	$(4.1)

To conform with the Company's presentation, amortization of patent license and impairment of long-lived assets have been included within cost of sales and other has been included within selling, general and administrative expense in the unaudited pro forma condensed combined statements of income.
The financial information presented in the "Historical Cadence" column of the unaudited pro forma condensed combined balance sheet as of December 27, 2013 represents the historical balance sheet of Cadence as of December 31, 2013.

5.	Pro Forma Statements of Income Adjustments
Mallinckrodt Separation Pro Forma Adjustments
The Company completed its legal separation from Covidien on June 28, 2013 when the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc. The Company's historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company's fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013. The following pro forma adjustments have been made to the historical Mallinckrodt financial statements for the fiscal year ended September 27, 2013, and are based on items that are directly attributable to the Separation, related financing and related tax impact of changes in internal capital structure, are factually supportable and are expected to have a continuing impact on the results of operations of the Company. As the Company operated independently from Covidien for the entirety of the three months ended December 27, 2013, there no adjustments to the historical financial statements for that period.

a.
Reflects the removal of separation costs directly related to the Separation that were incurred during the historical period. These costs were primarily for legal, tax, accounting and other professional fees. Separation costs remaining in the pro forma unaudited condensed combined statements of income primarily represent share-based compensation related to the conversion of Covidien equity awards to Mallinckrodt equity awards and costs under the Company's transition services agreement with Covidien.

b.
In April 2013, in connection with the Separation, MIFSA, a wholly-owned subsidiary of the Company, issued $300.0 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, "the Notes"). In advance of the issuance of the Notes, the Company entered into three forward interest rate lock contracts to hedge against the variability in market interest rates, which collectively resulted in losses of $7.6 million at settlement. The Company incurred $9.9 million in deferred financing costs associated with the Notes. In addition, the Notes had original issue discount of $1.9 million associated with them. The following pro forma adjustments were made in the unaudited pro forma condensed combined statement of income to reflect the impact of these transactions on interest expense:

Year Ended September 27, 2013
Interest expense on the Notes	$39.0
Removal of MIFSA's historical interest expense	(19.7)
Amortization of debt issuance costs	1.1
Amortization of loss on settlement of interest rate lock contracts	0.6
Amortization of original issue discount	0.2
$21.2

c.
Reflects the removal of the tax benefit associated with separation costs which, due to the tax free nature of the Separation, was only $2.9 million. Also represents a $34.2 million decrease in income tax expense for the fiscal year ended September 27, 2013 due to changes in the internal capital structure resulting from the reorganization of the Company's legal entities to facilitate the Separation.

Cadence Acquisition Pro Forma Adjustments

d.
The preliminary estimate of the fair value of the identifiable intangible asset, which relates to Cadence's sole product, Ofirmev, is $1.3 billion. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statements of income, the Ofirmev intangible asset was assumed to have a useful life of eight years and was amortized on a straight-line basis. For the fiscal year ended September 27, 2013, historical Cadence patent amortization of $1.3 million was removed from cost of sales and $162.5 million of amortization was recorded for the Ofirmev intangible asset. For the three months ended December 27, 2013, historical Cadence patent amortization of $0.3 million was removed from cost of sales and $40.6 million of amortization was recorded for the Ofirmev intangible asset.

e.
Shipping and handling costs of $1.9 million for the fiscal year ended September 27, 2013 and $0.8 million for the three months ended December 27, 2013 have been reclassified in the unaudited pro forma condensed combined statements of income from cost of sales to selling, general and administrative expenses to conform with the Company's accounting policies.

f.
In connection with the closing of the acquisition, the Company terminated Cadence's existing directors and officers ("D&O") insurance policy and purchased a D&O insurance tail program providing six years of coverage for a net payment of $1.1 million, which will be amortized over the six-year coverage period. The pro forma adjustments for the fiscal year ended September 27, 2013 include $0.2 million in amortization. Pro forma amortization for the three months ended December 27, 2013 was immaterial.

g.
In connection with the acquisition, the Company entered into senior secured credit facilities consisting of a $1.3 billion term loan facility, with quarterly principal payments of $3.3 million and the remainder due 2021, and a $250.0 million revolving credit facility due 2019, which was not utilized in the acquisition (collectively, "the Facilities"). The Company incurred $32.4 million in deferred financing costs associated with the Facilities. In addition, the term loan facility had original issue discount of $3.3 million associated with it. The Company also repaid Cadence's existing debt in connection with the acquisition. The following pro forma adjustments were made in the unaudited pro forma condensed combined statements of income to reflect the impact of these transactions on interest expense:

	Year Ended September 27, 2013	Three Months Ended December 27, 2013
Interest expense on the Facilities (1)	$45.3	$11.3
Removal of Cadence historical interest expense	(4.4)	(1.1)
Amortization of deferred financing costs	5.2	1.2
Amortization of original issue discount	0.5	0.1
	$46.6	$11.5

(1)
Interest expense on the variable rate term loan facility has been calculated using the interest rate in effect as of March 28, 2014, or 3.50%. If the interest rate in effect were to have increased 1/8 of a percent during the periods presented, the interest expense on the Facilities would have been $46.9 million for the fiscal year ended September 27, 2013 and $11.7 million for the three months ended December 27, 2013.

h.
Reflects a reduction to tax expense of $61.9 million and $15.5 million for the fiscal year ended September 27, 2013 and the three months ended December 27, 2013, respectively, associated with the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also includes a reduction to tax expense of $37.8 million and $9.0 million for the fiscal year ended September 27, 2013 and the three months ended December 27, 2013, respectively, due to the increase in interest expense as well as changes in the internal capital structure resulting from the acquisition. Finally, represents a reduction to tax expense of $15.0 million and $1.5 million for the fiscal year ended September 27, 2013 and the three months ended December 27, 2013, respectively, associated with the recognition of the tax benefit from the removal of the valuation allowance on current year's net operating losses that become realizable as a result of the acquisition.

6.	Pro Forma Balance Sheet Adjustments
As the Company operated independently from Covidien as of December 27, 2013, no Separation-related pro forma adjustments were made to the historical balance sheet of the Company.

Cadence Acquisition Pro Forma Adjustments

a.
The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the impact of the acquisition and related financing transactions on cash and cash equivalents:

Proceeds from term loan	$1,296.7
Payment for Cadence outstanding shares and equity instruments	(1,329.2)
Payment of Cadence debt obligations	(30.1)
Deferred financing costs	(30.9)
Directors and officer insurance	(1.1)
Acquisition-related costs	(43.0)
$(137.6)

b.
Reflects the estimated fair value adjustment to step-up Cadence's inventory to the preliminary fair value of $21.0 million. This step-up in inventory will increase cost of sales as the acquired inventory is sold, which the Company estimates will be within six months from the date of acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statements of income.

c.
Represents a current deferred tax asset of $175.4 million and a non-current deferred tax liability of $473.5 million, primarily resulting from fair value adjustments for the inventory and identifiable intangible asset, as well as the removal of Cadence's historical valuation allowances. The estimate of deferred taxes from fair value adjustments was determined based on the excess of book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 38.5% weighted-average statutory tax rate of the U.S., where Cadence's taxable income has historically been generated.

d.
Based on the Company's preliminary estimate, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill of approximately $290.8 million, which represents the assembled workforce, anticipated synergies and the tax-free nature of the transaction. The goodwill is not deductible for U.S. income tax purposes.

e.
Reflects the removal of Cadence's existing intangible assets and the preliminary fair value of the indentifiable intangible asset acquired of $1.3 billion. The intangible asset represents the rights to the technology and patents of Cadence's sole product, Ofirmev, and is expected to be amortized on a straight-line basis over a useful life of eight years. The fair value of the intangible asset was determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The cash flows were discounted at an 13% rate.

f.
The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the impact of the financing transactions and repayment of Cadence's debt obligations on other assets and liabilities. Impact of the following transactions on cash and cash equivalents is included within pro forma adjustment "a".

	Balance Sheet Line Item	Amount
Deferred financing costs	Other assets	$32.4
Write-off of deferred financing costs on terminated revolving credit facility	Other assets	(0.6)
Removal of Cadence existing debt obligations	Current maturities of long-term debt	(10.8)
Term loan facility due 2021	Current maturities of long-term debt	9.8
Removal of Cadence existing debt obligations	Long-term debt	(18.5)
Term loan facility due 2021	Long-term debt	1,287.0
Balloon payment associated with Cadence's debt obligations	Other liabilities	(0.8)

g.
In connection with the closing of the acquisition, the Company terminated Cadence's existing D&O insurance policy and purchased a D&O insurance tail program providing six years of coverage. The pro forma adjustments include the net payment of $1.1 million, which will be amortized over the six-year coverage period.

h.
Of the $32.4 million deferred financing costs incurred with the Facilities, only $30.9 million were included in the cash outflows on the date of the acquisition. As such, the remaining $1.5 million are reflected as an increase to accounts payable in the unaudited pro forma condensed combined balance sheet.

i.	Cadence's historical equity accounts (the total of which is equal to its net book value) were eliminated as a result of the acquisition.

j.
Acquisition-related costs of $43.0 million paid at the acquisition date are reflected as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet. The costs, which are expensed as incurred, include investment banking fees, filing fees, legal fees, accounting fees and other costs directly related to the acquisition. Additionally, the $0.6 million of deferred financing costs related to the terminated revolving credit facility that were written-off as part of the financing transactions are reflected as a reduction to retained earnings.